UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2010

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2010, Camelot Entertainment Group, Inc. (the “Company”), entered into an updated Employment Agreement (the “Agreement”) with George Jackson, the Company’s Chief Financial Officer and Secretary. The Agreement amends and restates all previous employment agreements and understandings between Mr. Jackson and the Company. The general terms and conditions of the Agreement were approved by the Board of Directors on January 6, 2010 and the executed Agreement as attached hereto was ratified by the Board of Directors on April 26, 2010.  Pursuant to the Agreement, Mr. Jackson’s term of employment was extended for an additional seven-year term ending December 31, 2017 (subject to early termination as provided in his employment agreement), and his annual base salary was increased from $150,000 to $250,000 per annum.

Mr. Jackson was also granted the following: (i) A signing bonus in the amount of $100,000, 1,000,000 shares of Class “A” convertible Preferred Stock, 1,000,000 shares of Class “B” convertible Preferred Stock, 1,000,000 shares of Class “C” convertible Preferred Stock, 1,000,000 shares of Class “D” convertible Preferred Stock, and 500,000,000 shares of the Company’s Common Stock;

(ii) Base Bonuses and Additional Annual Bonus Compensation based upon the Company’s performance as delineated in the attached Agreement; an option under the Long Term Incentive Program to purchase 500,000 shares of the Company’s Class B Convertible Preferred Stock. The 2010 Option shall have a term of seven (7) years and shall have an exercise price equal to the closing price of one share of Common Stock on the 2010 Option Grant Date.  The 2010 Option shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2010 Option Grant Date; on the first anniversary of the 2010 Option Grant Date an option under the LTIP to purchase an additional 500,000 shares of Class B Convertible Preferred Stock, the 2011 Option Grant Date (the “2011 Option”); During each of the calendar years 2012, 2013, 2014, 2015, 2016 and 2017, the Compensation Committee will consider granting additional stock options  to purchase shares of the Company’s Class B Convertible Preferred Stock under the LTIP as and when other senior members of the Company’s management team reporting to Mr. Jackson are considered for annual equity grants by the Compensation Committee;

(iii) Beginning in 2010 and automatically on each of the first, second, third, fourth, fifth, sixth and seventh anniversaries thereafter during the Term (each an “RSU Grant Date”), Mr. Jackson shall receive an award of restricted stock units (the “RSUs”) under the LTIP. One-half of the RSUs underlying each grant shall be subject to performance- and time-based vesting conditions (“PRSUs”), and the other half shall be subject only to time-based vesting conditions (the “TRSUs”), in each case determined as of the RSU Grant Date.  The initial grant of RSUs shall have a grant date value equal to $200,000, and each subsequent RSU grant thereafter shall have a grant date value that is $50,000 more than the grant date value of the preceding grant (each, an “RSU Grant Date Value”);

(iv) Mr. Jackson shall be entitled to purchase 100,000 shares of the Company’s Class A Preferred Stock and 100,000 shares of the Company’s Class B Preferred Stock subsequent to the Effective Date; Mr. Jackson shall be entitled to an additional 1,000,000 Warrants priced at ten per cent (10%) above the average bid trading price of the shares for the three month period immediately preceding the effective date of the Agreement. The Warrants shall expire 120 months following their date of issue.

(v) In addition, Mr. Jackson is entitled to additional benefits more fully described in the attached Agreement. In the event that the Company does not have the resources to pay the cash amounts due under the Agreement, Mr. Jackson has agreed to accept the Company’s common and preferred stock in lieu of cash payments from time to time as mutually agreed upon between the Company and Mr. Jackson.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
See Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.2	Employment Agreement between Camelot Entertainment Group, Inc. and George Jackson dated April 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: April 26, 2010	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman